Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Nutex Health, Inc. on Form S-8 of our report dated March 2, 2023, with respect to our audits of the consolidated financial statements of Nutex Health, Inc. as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, and our report dated March 2, 2023 with respect to our audit of internal control over financial reporting of Nutex Health Inc. as of December 31, 2022, which reports are included in the Annual Report on Form 10-K of Nutex Health, Inc. filed on March 2, 2023.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

Marcum LLP
Houston, Texas
July 24, 2023

Marcum LLP ■ 6002 Rogerdale Road ■ Suite 300 ■ Houston, Texas 77072 ■ Phone 281.223.5500 ■ www.marcumllp.com